Exhibit 5.1

May 6, 2013

GTx, Inc.

175 Toyota Plaza

7th Floor

Memphis, Tennessee 38103

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by GTx, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 10,301,716 shares of Common Stock that are or may become issuable pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 EIP Shares”); (ii) 853,667 shares of Common Stock that are or may become issuable pursuant to the Company’s 2013 Non-Employee Director Equity Incentive Plan (the “2013 NEDEIP Shares”) and (iii) 500,000 shares of Common Stock issuable pursuant to the Company’s Directors’ Deferred Compensation Plan (the “Directors’ Plan Shares”).

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company’s Restated Certificate of Incorporation, as amended, and Bylaws, as currently in effect, the Company’s 2013 Equity Incentive Plan (the “2013 EIP”), the Company’s 2013 Non-Employee Director Equity Incentive Plan (the “2013 NEDEIP”), the Company’s Directors’ Deferred Compensation Plan (the “Directors’ Plan”) and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2013 EIP Shares, 2013 NEDEIP Shares and Directors’ Plan Shares when sold and issued in accordance with the 2013 EIP, the 2013 NEDEIP and the Directors’ Plan, respectively, and the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Chadwick L. Mills
Chadwick L. Mills

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